Exhibit 10.7

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is entered into on August 16, 2020

(the "Effective Date"), by and between Regional Health Properties, Inc. (the "Company") d EC Business Partners, LLC (the "Consultant") and, solely with respect to Sections 4, 5, 6, 8, 9 and 12 hereof, E. Clinton Cain ("Cain").

WHEREAS, the Company desires to have the consulting services of Consultant as described herein, including that Consultant make Cain available to provide certain services to the Company as described herein; and

WHEREAS, Consultant desires to render such services on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and obligations herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.Consulting Services.

(a)Consultant will make Cain available to the Company and, as appropriate, the subsidiaries and other controlled affiliates of the Company, to provide, and will cause Cain to provide, the following services (the "Services") on the terms and conditions set forth in this Agreement:

(i)to serve, on an interim basis, as the Company's "principal financial officer" and "principal accounting officer" as contemplated under the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder;

(ii)to perform all duties and fulfill all responsibilities typically completed by, or required of, the principal financial officer and principal accounting officer of a public company in the United States, including (A) together with the Company's Chief Executive Officer (the "CEO"), establishing and maintaining disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act ("disclosure controls"), and internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act ("ICFR"); (B) making required evaluations and disclosures in the Company's filings with the Securities and Exchange Commission (the "SEC") relating to the effectiveness of, and changes in, disclosure controls and ICFR; (C) coordinating with the Company's independent public accountants with respect to quarterly reviews and annual audits; (D) coordinating with the Audit Committee (the "Audit Committee") of the Company's Board of Directors (the "Board") and providing all information necessary, appropriate or required for or by the Audit Committee in connection with such reviews and audits; (E) disclosing to the Company's independent public accountants and the Audit Committee (x) all ICFR significant deficiencies and material weaknesses and (y) any fraud, whether or not material, that involves the Company's management or other employees; (F) preparing the Company's financial statements and signing (as the Company's principal financial officer and principal accounting officer) the Company's annual, quarterly and current reports filed with the SEC; (G) reviewing the Company's annual and quarterly reports prior to filing with the SEC to determine, based on Cain's knowledge, that (x) any such report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading and (y) the financial statements and other financial information included in any such report fairly present in all material respects the financial condition, results of operations and cash flows of the Company; (H) providing the certifications required to be filed with the

Exhibit 10.7

SEC as exhibits to the Company's annual and quarterly reports; and (I) reviewing the Company's current reports prior to filing with the SEC;

(iii)to oversee the Company's accounting and finance organization (including treasury and tax functions) and financial and accounting compliance functions;

(iv)to assist and advise on the Company's financing, recapitalization or strategic transactions, including preparing, reviewing and, if required, signing (as the Company's principal financial officer and principal accounting officer) all filings made by the Company with the SEC in connection therewith;

(v)to perform such other duties reasonably requested by the CEO or Board which are consistent with the position of principal financial officer and principal accounting officer of the Company; and

(vi)to perform such other accounting and financial advisory services, including such consulting, advisory and transition services upon the Company's hiring of a new Chief Financial Officer, as the CEO or the Board may reasonably request.

(b)The Services under this Agreement will all be performed by Cain and may not be subcontracted or assigned by Consultant or Cain to any other person. Cain will spend, and Consultant will cause Cain to spend, such number of hours per week rendering the Services as is necessary to provide the Services on the terms and conditions set forth in this Agreement. In rendering the Services, Cain will, and Consultant will cause Cain to: (i) perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services; (ii) exercise reasonable skill and care in performing the Services; (iii) devote sufficient time and resources to ensure that the Services are performed in a timely and reliable fashion; (iv) comply with all applicable federal, state and local laws, regulations and other requirements of any governmental or regulatory agency, entity, or official(s) (collectively, "Governmental Authority"); and (v) comply with all lawful directives of the CEO or the Board.

(c)If and to the extent requested by the CEO or the Board, following the termination of this Agreement, Cain will provide, and Consultant will cause Cain to provide, such assistance, representations and certifications as may be requested or necessary in order to enable the Company to make timely filing of its next succeeding quarterly or annual report, whichever is first required to be filed by the Company with the SEC following such termination. To the extent that Cain is requested by the Company to provide such assistance, representations or certifications, Consultant will be compensated for the time Cain spent providing such assistance, representations or certifications at a rate of up to $165 per hour, with the actual hourly rate to be set weekly by Consultant based on the specific tasks to be performed, and for purposes of this Agreement, such additional assistance shall be deemed to be part of the Services hereunder.

(d)Cain and Consultant will report directly to the CEO.

2.Fees and Expenses. During the term of this Agreement, the Company will pay Consultant for the time Cain spent rendering the Services at a rate of up to $165 per hour, with the actual hourly rate to be set weekly by Consultant based on the specific tasks to be performed. Consultant shall be paid on the last business day of each week for the prior week's Services.

3.Term and Termination. This Agreement shall commence on the Effective Date and shall continue until terminated as follows:

Exhibit 10.7

(a)Consultant may terminate this Agreement at any time, for any or for no reason, upon thirty (30) days' prior written notice of such termination to the Company.

(b)The Company may terminate this Agreement at any time, for any or for no reason, upon thirty (30) days' prior written notice of such termination to Consultant; provided, however, if the Company hires a new Chief Financial Officer, then the Company may terminate this Agreement at any time thereafter, for any or for no reason, immediately upon written notice of such termination to Consultant.

4.Work Product. All Work Product (defined below) shall be work made for hire by Consultant or Cain and owned by the Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Consultant or Cain for the Company, or if ownership of all right, title and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Consultant and Cain hereby assign to the Company, and upon the future creation thereof automatically assign to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Consultant and Cain agree to perform, during or after termination of this Agreement, such further acts as may be necessary or desirable to transfer, perfect and defend the Company's ownership of the Work Product as requested by the Company. Each of Consultant and Cain agree that the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind, and all Work Product is and shall be Consultant's or Cain's original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property rights or any other right whatsoever of any person, firm, corporation or other entity. For purposes of this Agreement, "Work Product" means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Consultant or Cain, during the term of this Agreement, within the scope of the Services or that otherwise relates in any manner to the business or projected business of the Company and its affiliates.

5.Confidentiality, Non-Disparagement and Non-Solicitation.

(a)Each of Consultant and Cain acknowledges that, during the term of this Agreement and while Cain otherwise provides Services hereunder, Consultant and Cain will have access to and become acquainted with various confidential or proprietary information, including pending or potential transactions, financial information concerning the Company, its business plans, personnel and strategies, trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company or used by the Company in connection with the operation of its business including, the Company's business and product processes, methods, operator and vendor lists, accounts and procedures. Each of Consult and Cain agrees that neither Consultant nor Cain will disclose any of the aforesaid confidential or proprietary information, directly or indirectly, or use any of it in any manner, either during the term of this Agreement or at any time thereafter, except as required under this Agreement. To the extent permitted by law and subject to Section 10, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of confidential or proprietary information, each of Consultant and Cain agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by Consultant, Cain or otherwise coming into Consultant's or Cain's possession, shall remain the exclusive property of the Company. Neither Consultant nor Cain shall retain any copies of the foregoing without the Company's prior written permission. Upon the termination of this Agreement, or whenever requested by the Company, each of Consultant and Cain shall

Exhibit 10.7

immediately deliver to the Company all such files, records, documents, specifications, information, and other items in Consultant's or Cain's possession or under their control.

(b)Each of Consultant and Cain agrees that, during the term of this Agreement and at all times thereafter, neither Consultant nor Cain will disparage, directly or indirectly, the Company or its officers, directors, or affiliates in any way, or through any medium. Each of Consultant and Cain agrees to provide full cooperation and assistance in assisting the Company to investigate such statements if the Company reasonably believes that Consultant or Cain is the source of any such statements. The foregoing shall not apply to statutorily privileged statements made by Consultant or Cain to Governmental Authorities.

(c)Each of Consultant and Cain agrees that, during the term of this Agreement and for a period of 12 months after the date this Agreement is terminated, neither Consultant, Cain nor any company or other entity controlled by Consultant or Cain (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity: (i) solicit or induce, or attempt to solicit or induce, any employee of, or any person who accepts employment with, the Company or its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever; or (ii) hire or employ any employee of, or any person who accepts employment with, the Company or any of its affiliates.

6.Company Policies. Each of Consultant and Cain acknowledges receipt of, and agrees that each of Consultant and Cain has read and reviewed, understands and will comply, as if an officer and employee of the Company, with all Company policies, including the Company's Code of Business Conduct and Ethics Policy, Insider Trading Policy, Related Party Transaction Policy and all similar policies, and with all other policies and procedures of the Company as may be in effect from time to time and applicable to the Company's officers.

7.Indemnification. The Company agrees to defend, indemnify (including providing for the advancement of expenses and reasonable attorneys' fees) and hold harmless Cain for any and all acts taken or omitted to be taken by Cain hereunder (except for bad faith, gross negligence or willful misconduct) as if Cain was an officer of the Company. This defense, indemnity and hold harmless obligation shall apply to Cain to the extent provided in the articles of incorporation and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as are applicable to an officer of the Company.

8.Independent Consultant. This Agreement shall not render or be construed as creating: (i) a partnership, joint venture or any other form of association between the Company and Consultant or Cain; or (ii) an employment relationship between the Company and Cain or other personnel or members of Consultant's internal staff or management, for tax purposes or any other purpose, and the parties hereto shall at all times be and remain independent contractors only. Neither this Agreement nor the performance of Services hereunder shall create or give rise to any right of employment with the Company in favor of Cain (during the term of this Agreement or otherwise) or any right to continue in such capacity beyond the term of this Agreement, and Consultant shall be solely responsible for providing Cain all employment compensation and benefits. Without limiting the generality of this Section 8, Cain shall not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on Consultant's or Cain's behalf. Consultant shall be responsible for, and Consultant and Cain shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

Exhibit 10.7

9.Remedies. Each of Consultant and Cain acknowledges that breach of the provisions of Section 4 or Section 5 would result in irreparable injury and permanent damage to the Company and its affiliates, which prohibitions or restrictions each of Consultant and Cain acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company and its affiliates. Each of Consultant and Cain recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 4 or 5 would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by the Company and its affiliates from breach by Consultant or Cain. Each of Consultant and Cain therefore agrees: (i) that, in the event of a breach of Section 4 or 5, the Company, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof; and (ii) to waive and not to (x) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (y) require that the Company submit proof of the economic value of any trade secret, or (z) require that the Company post a bond or any other security.

10.Reports to Government Authorities. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Consultant or Cain from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any Governmental Authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Consultant or Cain individually (and not directed to the Company) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

11.Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and permitted assigns.

12.Choice of Law, Venue. This Agreement was made in the State of Georgia and shall be governed by, construed and enforced in all respects in accordance with the laws of the State of Georgia. Any legal action or proceeding with respect to this Agreement may be brought only in the Superior Court of Fulton County, State of Georgia, or in the United States District Court for the Northern District of Georgia, Atlanta Division. By execution and delivery of this Agreement, each party hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. In addition to any other means provided by law, each party hereto further irrevocably consents to the service of process from any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the respective party at its address for notices pursuant to this Agreement, such service to become effective upon the earlier of actual receipt or five days after such mailing. No party hereto shall have the right to commence legal proceedings or otherwise proceed against any other party hereto in any jurisdiction other than the aforesaid courts in the State of Georgia. Each party hereto irrevocably waives any objection which it may now or hereafter have or claim to have to the jurisdiction or venue of the courts referred to above with respect to any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto hereby further irrevocably waives the right to trial by jury in any action or proceeding brought hereunder.

13.Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

Exhibit 10.7

14.Assignment. Consultant shall not assign any of its rights, or delegate or subcontract any of its duties or obligations or the performance of any of its duties under this Agreement, without the prior written consent of the Company. Any assignment in violation of the foregoing shall be deemed null and void.

15.Notices. Any notice or other communication required or permitted to be delivered to any party hereto under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) upon receipt when delivered by hand; (ii) at the end of the first business day after being sent by nationally recognized overnight delivery service for next business day delivery; (iii) if sent by email transmission prior to 5:00 p.m. recipient's local time, then upon transmission when receipt is confirmed; or (iv) if sent by email transmission after 5:00 p.m. recipient's local time and receipt is confirmed, then the business day following the date of transmission; provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to Consultant or Cain:

EC Business Partners

5552 Leaf Ridge Lane

Buford GA 30518

Attention: Clinton Cain

Email: Clinton.Cain@Regionalhealthproperties.com

and Clinton.Cain@ ECBusinesspartners.com

If to the Company:

Regional Health Properties, Inc.

454 Satellite Boulevard, NW

Suite 100

Suwanee, Georgia 30024

Attention: Chief Executive Officer

Email: Brent.Morrison@regionalhealthproperties.com

16.Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

17.Entire Understanding. This Agreement constitutes the entire understanding and agreement of the parties hereto, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

18.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, then the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable

Exhibit 10.7

term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

19.Survival. The terms and conditions of Sections 1(c), 4, 5, 7, 8, 9, 10 and 12 shall survive the termination of this Agreement.

20.Construction. For purposes of this Agreement: (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; and (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Sections mean the Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted

21.Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows.]

Exhibit 10.7

IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be executed, as of the date first above written.

THE COMPANY:

REGIONAL HEALTH PROPERTIES, INC.

:CONSULTANT:

EC BUSJ ESS PARTNERS, LLC

By:

Name: E. Clinton Cain

Its: Chief Executive Officer

SOLELY WITH RESPECT TO SECTIONS 4, 5, 6, 8, 9 AND 12 HEREOF:

E. CLINTON CAIN

Exhibit 10.7

Signature Page to Consulting Agreement